GREENLIGHT RE ANNOUNCES
THIRD QUARTER 2016 FINANCIAL RESULTS

GRAND CAYMAN, Cayman Islands - November 3, 2016 - Greenlight Capital Re, Ltd. (NASDAQ: GLRE) today announced financial results for the third quarter ended September 30, 2016. Greenlight Re reported net income of $30.0 million for the third quarter of 2016, compared to a net loss of $219.7 million for the same period in 2015. The net income per share for the third quarter of 2016 was $0.80, compared to a net loss per share of $5.98 for the same period in 2015.

Fully diluted adjusted book value per share was $22.04 as of September 30, 2016, a 5.4% decrease from $23.29 per share as of September 30, 2015.

“We are pleased to report positive performance from both our underwriting and investment operations during the third quarter,” said Bart Hedges, Chief Executive Officer of Greenlight Re. “While we saw a slight reduction in our reported premiums written, primarily due to our non-renewal of certain Florida home-owners business, we continue to find attractive opportunities to grow profitably.”

Financial and operating highlights for Greenlight Re for the third quarter and nine months ended September 30, 2016 include:

•
Gross written premiums of $128.2 million, a decrease from $134.6 million in the third quarter of 2015; net earned premiums were $112.8 million, an increase from $102.0 million reported in the prior-year period.

•	Underwriting income of $0.6 million, compared to an underwriting loss of $31.7 million in the third quarter of 2015.

•
A composite ratio for the nine months ended September 30, 2016 of 101.9% compared to 111.0% for the prior year period. The combined ratio for the nine months ended September 30, 2016 was 105.3% compared to 115.5% for the prior year period.

•
A net investment gain of 3.1% on Greenlight Re’s investment portfolio, compared to a net investment loss of 14.2% in the third quarter of 2015. For the first nine months of 2016 net investment income was $23.3 million, representing a gain of 2.1%, compared to a net investment loss of $236.5 million during the comparable period in 2015 when Greenlight Re reported a 16.9% loss.

On November 3, 2016 A.M. Best revised Greenlight Re’s rating from “A” (Excellent) with a negative outlook to “A-” (Excellent) stable. A.M. Best has indicated that the lower rating is the result of Greenlight Re’s underwriting results falling short of A.M. Best’s expectations but notes that the Company’s risk-adjusted capital position remains robust.

Hedges added, “We have experienced several years of adverse development on construction defect contracts, which have negatively affected financial year results. We have novated these contracts to limit further exposure to this business. The remainder of our underwriting portfolio continues to perform in line with our expectations.”

“Our investment portfolio performed adequately during the quarter,” stated David Einhorn, Chairman of the Board of Directors. “While we are disappointed with the rating action taken by A.M. Best, we will continue to leverage our underwriting relationships and strong capital position and focus on identifying and fostering new profitable opportunities.”

Conference Call Details

Greenlight Re will hold a live conference call to discuss its financial results for the third quarter ended September 30, 2016 on Tuesday, November 8, 2016 at 9:00 a.m. Eastern time.  The conference call title is Greenlight Capital Re, Ltd. Third Quarter 2016 Earnings Call.

To participate in the Greenlight Capital Re, Ltd. Third Quarter 2016 Earnings Call, please dial in to the conference call at:

U.S. toll free             1-888-336-7152
International            1-412-902-4178

Telephone participants may avoid any delays by pre-registering for the call using the following link to receive a special dial-in number and PIN.
Conference Call registration link: http://dpregister.com/10095266

The conference call can also be accessed via webcast at:

http://services.choruscall.com/links/glre161108.html

A telephone replay of the call will be available from 11:00 a.m. Eastern time on November 8, 2016 until 9:00 a.m. Eastern time on November 15, 2016.  The replay of the call may be accessed by dialing 1-877-344-7529 (U.S. toll free) or 1-412-317-0088 (international), access code 10095266. An audio file of the call will also be available on the Company’s website, www.greenlightre.ky .

###

Regulation G
Fully diluted adjusted book value per share is considered a non-GAAP measure and represents basic adjusted book value per share combined with the impact from dilution of share based compensation including in-the-money stock options and RSUs as of any period end. Book value is adjusted by subtracting the amount of the non-controlling interest in joint venture from total shareholders’ equity to calculate adjusted book value. We believe that long term growth in fully diluted adjusted book value per share is the most relevant measure of our financial performance because it provides management and investors a yardstick by which to monitor the shareholder value generated. In addition, fully diluted adjusted book value per share may be of benefit to our investors, shareholders and other interested parties to form a basis of comparison with other companies within the property and casualty reinsurance industry.

Net underwriting income (loss) is considered a non-GAAP financial measure because it excludes items used in the calculation of net income before taxes under U.S. GAAP. The measure includes underwriting expenses which are directly related to underwriting activities as well as an allocation of other general and administrative expenses. Net underwriting income (loss) is calculated as net premiums earned, less net loss and loss adjustment expenses incurred, less, acquisition costs and less underwriting expenses. The measure excludes, on a recurring basis: (1) net investment income; (2) any foreign exchange gains or losses; (3) corporate general and administrative expenses; (4) other income (expense) not related to underwriting, and (5) income taxes and income attributable to non-controlling interest. We exclude net investment income and foreign exchange gains or losses as we believe these are influenced by market conditions and other factors not related to underwriting decisions. We exclude corporate general and administrative expenses because these expenses are generally fixed and not incremental to or directly related to our underwriting operations. We believe all of these amounts are largely independent of our underwriting process and including them distorts the analysis of trends in our underwriting operations. Net underwriting income should not be viewed as a substitute for U.S. GAAP net income.

Forward-Looking Statements
This news release contains forward-looking statements within the meaning of the U.S. federal securities laws. We intend these forward-looking statements to be covered by the safe harbor provisions for forward-looking statements in the U.S. Federal securities laws. These statements involve risks and uncertainties that could cause actual results to differ materially from those contained in forward-looking statements made on behalf of the Company. These risks and uncertainties include the impact of general economic conditions and conditions affecting the insurance and reinsurance industry, the adequacy of our reserves, our ability to assess underwriting risk, trends in rates for property and casualty insurance and reinsurance, competition, investment market fluctuations, trends in insured and paid losses, catastrophes, regulatory and legal uncertainties and other factors described in our annual report on Form 10-K filed with the Securities Exchange Commission. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

About Greenlight Capital Re, Ltd.
Greenlight Re (www.greenlightre.ky) is a NASDAQ listed company with specialist property and casualty reinsurance companies based in the Cayman Islands and Ireland.  Greenlight Re provides a variety of custom-tailored reinsurance solutions to the insurance, risk retention group, captive and financial marketplaces.  Established in 2004, Greenlight Re selectively offers customized reinsurance solutions in markets where capacity and alternatives are limited.  With a focus on deriving superior returns from both sides of the balance sheet, Greenlight Re’s assets are managed according to a value-oriented equity-focused strategy that complements the Company’s business goal of long-term growth in book value per share.

Contact:

Garrett Edson
ICR
(203) 682-8331
IR@greenlightre.ky

Media:
Brian Ruby
ICR
(203) 682-8268
Brian.ruby@icrinc.com

GREENLIGHT CAPITAL RE, LTD.
CONDENSED CONSOLIDATED BALANCE SHEETS

September 30, 2016 and December 31, 2015
(expressed in thousands of U.S. dollars, except per share and share amounts)

	September 30, 2016	December 31, 2015
	(unaudited)	(audited)
Assets
Investments
Debt instruments, trading, at fair value	$74,058	$39,087
Equity securities, trading, at fair value	834,281	905,994
Other investments, at fair value	176,480	119,083
Total investments	1,084,819	1,064,164
Cash and cash equivalents	39,163	112,162
Restricted cash and cash equivalents	1,098,718	1,236,589
Financial contracts receivable, at fair value	42,478	13,215
Reinsurance balances receivable	227,425	187,940
Loss and loss adjustment expenses recoverable	3,220	3,368
Deferred acquisition costs, net	55,818	59,823
Unearned premiums ceded	3,131	3,251
Notes receivable, net	34,102	25,146
Other assets	4,878	6,864
Total assets	$2,593,752	$2,712,522
Liabilities and equity
Liabilities
Securities sold, not yet purchased, at fair value	$802,863	$882,906
Financial contracts payable, at fair value	2,570	28,245
Due to prime brokers	398,711	396,453
Loss and loss adjustment expense reserves	282,941	305,997
Unearned premium reserves	213,835	211,954
Reinsurance balances payable	33,115	18,326
Funds withheld	5,930	7,143
Other liabilities	12,824	12,725
Total liabilities	1,755,202	1,863,749
Equity
Preferred share capital (par value $0.10; authorized, 50,000,000; none issued)	—	—
Ordinary share capital (Class A: par value $0.10; authorized, 100,000,000; issued and outstanding, 31,103,618 (2015: 30,772,572): Class B: par value $0.10; authorized, 25,000,000; issued and outstanding, 6,254,895 (2015: 6,254,895))	3,736	3,703
Additional paid-in capital	499,497	496,401
Retained earnings	320,972	325,287
Shareholders’ equity attributable to shareholders	824,205	825,391
Non-controlling interest in joint venture	14,345	23,382
Total equity	838,550	848,773
Total liabilities and equity	$2,593,752	$2,712,522

GREENLIGHT CAPITAL RE, LTD.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(UNAUDITED)

For the three and nine months ended September 30, 2016 and 2015
(expressed in thousands of U.S. dollars, except per share and share amounts)

	Three months ended September 30		Nine months ended September 30
	2016	2015	2016	2015
Revenues
Gross premiums written	$128,205	$134,568	$387,234	$357,240
Gross premiums ceded	(2,119)	(2,288)	(7,748)	(5,782)
Net premiums written	126,086	132,280	379,486	351,458
Change in net unearned premium reserves	(13,294)	(30,286)	(3,000)	(62,986)
Net premiums earned	112,792	101,994	376,486	288,472
Net investment income (loss)	32,945	(191,322)	23,326	(236,456)
Other income (expense), net	(192)	(542)	(181)	(2,714)
Total revenues	145,545	(89,870)	399,631	49,302
Expenses
Loss and loss adjustment expenses incurred, net	81,467	97,421	283,511	237,281
Acquisition costs, net	25,844	32,146	100,291	82,926
General and administrative expenses	6,937	5,382	18,930	18,436
Total expenses	114,248	134,949	402,732	338,643
Income (loss) before income tax	31,297	(224,819)	(3,101)	(289,341)
Income tax (expense) benefit	(305)	1,233	(251)	1,394
Net income (loss) including non-controlling interest	30,992	(223,586)	(3,352)	(287,947)
Loss (income) attributable to non-controlling interest in joint venture	(981)	3,909	(963)	4,627
Net income (loss)	$30,011	$(219,677)	$(4,315)	$(283,320)
Earnings (loss) per share
Basic	$0.80	$(5.98)	$(0.12)	$(7.73)
Diluted	$0.80	$(5.98)	$(0.12)	$(7.73)
Weighted average number of ordinary shares used in the determination of earnings and loss per share
Basic	37,323,575	36,710,216	36,928,283	36,636,464
Diluted	37,385,481	36,710,216	36,928,283	36,636,464

The following table provides the ratios for the nine months ended September 30, 2016 and 2015:

	Nine months ended September 30
		2016			2015
	Frequency	Severity	Total	Frequency	Severity	Total

Loss ratio	76.4%	62.9%	75.3%	87.4%	5.4%	82.3%
Acquisition cost ratio	27.0%	21.9%	26.6%	27.9%	41.3%	28.7%
Composite ratio	103.4%	84.8%	101.9%	115.3%	46.7%	111.0%
Underwriting expense ratio			3.4%			4.5%
Combined ratio			105.3%			115.5%